Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND

HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

(1)	Cambridge Display Technology Limited

(2)	CDT Licensing Limited

(3)	Matsushita Electric Industrial Co., Limited

Patent License for LEP Display Device

Dated 7 September 2006

This Agreement is made the 7th day of September 2006 (the “Effective Date”)

Between:

(1)	Cambridge Display Technology Limited (company number 2672530) whose registered office is at Building 2020, Cambourne Business Park, Cambridgeshire CB3 6DW (“CDT”);

(2)	CDT Licensing Limited (company number 2830058) whose registered office is at Building 2020, Cambourne Business Park, Cambridgeshire CB3 6DW (“CLL”);

(3)	Matsushita Electric Industrial Co., Limited whose company seat is at 1006 Kadoma, Kadoma City, Osaka, 571-8501, Japan and its Subsidiary (as defined herein) (“the Licensee”).

Background:

(A)	CDT is the owner of inventions relating to electroluminescent polymer devices, in respect of which CDT has obtained and made applications for patent protection in various countries.

(B)	CLL is a wholly owned Subsidiary of CDT that has certain rights to licence CDT Intellectual Property.

(C)	The Licensee wishes to acquire a license under CDT’s patents and patent applications for electronic display devices, and CDT is willing to grant such a license upon and subject to the terms and conditions set forth in this agreement.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement, the following capitalized terms shall have the meanings set forth herein:

“Affiliate”	means any company in which a party directly or indirectly owns or controls more than 50% in nominal value of the issued equity share capital or more than 50% of the shares entitled to vote upon election of directors or persons performing similar functions as well as any company which directly or indirectly owns or controls more than 50% in nominal value of the issue equity share capital of a party or more than 50% of the shares entitled to vote upon election of directors or persons performing similar functions of a party, but any such company shall be deemed an Affiliate only for as long as such controls exists. Notwithstanding the foregoing, for purposes of this Agreement, Sumation Company Limited is an Affiliate of CDT.

“this Agreement”	means this agreement (including any schedule or annexure attached hereto and referenced herein);

“***”	“***”

“Control”	shall have the meaning set forth in clause 7.2;

“Display Module”

means a LEP Device comprising a substrate incorporating where required by device architecture, electrodes, transport layer, interlayer, electroluminescent polymer, supporting layers and encapsulants, filters, all of which are inside of the panel, circuit boards, flexible connectors, together with the electronic drivers and other on-panel circuitry necessary to effect illumination of the display device including thin film transistors, polariser where this is attached to the panel, but expressly excluding ;

“***”

“Finished Product”	means any article or device (whether or not in final form) made by or for the Licensee which incorporates an LEP Device and additional components;

“Group”	means a party and any other company which at the relevant time is its Affiliate;

“Initial Fee”	means the total fee of US$ “***” U.S. Dollars), which shall be payable by the Licensee to CDT by way of the instalments set out in clause 3.1 of this Agreement;

“Intellectual Property”	means any Patent, copyright, registered design, design right and topography right or any other form of protection, any right to apply or application for such protection, and any rights in any secret process, know-how,

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technical reports, designs, confidential information or otherwise or any associated or similar right or protection and any rights under licenses and consents in relation to any of the foregoing subsisting at the relevant time in any jurisdiction, anywhere in the world;

“LEP”	means light emitting polymer material;

“LEP Device”	means an electronic device “***” in which light is generated by a LEP to produce a visible representation, which device is covered by one or more claims of the Licensed Patents;

“License”	means the license granted pursuant to clause 2;

“Licensed Patents”	means all Patents that CDT Group exclusively owns or jointly owns or shall so own and/or CDT has or shall have sublicense rights and is generally free to license without any payment to a third party, filed prior to or after the Effective Date which are related to LEP Device architecture and/or manufacture and/or driving schemes for such LEP Devices and in the case of such driving schemes, those which are implemented directly on the LEP Device panel “***”. A full list of Licensed Patents as at the date of this Agreement is attached at Schedule 1;

“Manufactured Cost”	means material costs, direct personnel costs, maintenance costs, energy costs, depreciation, space costs (occupancy), indirect personnel costs, miscellaneous minor cost items needed for production, factory overhead and any relevant third party costs related to manufacture (e.g. components, services). For the avoidance of any doubt, the term “Manufactured Cost” shall not include central administration costs, research and development costs, machine development and marketing and sales costs. “Manufactured Costs” shall be calculated at the end of the first Year in which a royalty is due and owing and thereafter, recalculated at the end of each Year, the calculation being based on data from the then-ending year and made in accordance with US GAAP;

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“Minimum Royalty “	means in relation to each Year US “***” U.S. dollars);

“Patents”	means patents and patent applications (and patents issuing from or claiming priority based on the filing date of such applications), including divisionals, continuations and continuations-in-part of the foregoing patent applications, results of re-examinations of the foregoing patents, any patents reissuing on any of the foregoing patents, and any foreign counterparts of the foregoing patents and patent applications;

“Qualifying Sales”	means, in relation to LEP Devices, sales to at least two unrelated third party customers accounting for at least 10 % of the Licensee and its Subsidiaries’ output in respect of quantity of LEP Devices; or one unrelated third party customer accounting for 5% of such outputs;

“Quarter”	means the three months ending on 31 March, 30 June, 30 September and 31 December. The first Quarter of this Agreement shall be for a period commencing as of the Effective Date and ending on 31 March, 30 June, 30 September and 31 December, whichever comes first after the Effective Date. The last Quarter under this Agreement shall end on its termination or expiry (“Quarterly” shall be construed accordingly);

“Half Year”	means the six months ending on 30 June and 31 December. The first Half Year of this Agreement shall be for a period commencing as of the Effective Date and ending on 30 June or 31 December, whichever comes first after the Effective Date. The last Half Year under this Agreement shall end on its termination or expiry (“Half Yearly” shall be construed accordingly);

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“Relevant Rate”	means the rates set out below in respect of the net sales achieved in each Year:

	Annual sales (per Year) $m	Royalty Rate

	“***”	“***”

	“***”	“***”

	“***”	“***”

	“***”	“***”

	“***”	“***”

“Reduced Royalty Year”	means the period commencing on the date the Licensee first “***” under this Agreement and ending 12 months thereafter. The second Reduced Royalty Year shall be the period of 12 months immediately following the expiry of the first Reduced Royalty Year;

“Service Parts”	means any devices, parts, or components comprising or contained in LEP Devices or Finished Products that are covered by one or more claims of the Licensed Patents and that are made, manufactured, sold, offered for sale, or used by or on behalf of the Licensee for the purpose of maintaining, servicing, repairing, or replacing LEP Devices or Finished Products for which a royalty already has been paid by the Licensee to CDT hereunder;

“Subsidiary”	means a corporation in which more than fifty percent (50%) of the shares entitled to vote for the election of directors is owned or controlled, directly or indirectly by a party hereto, as long as such ownership or control exists, but with respect to Licensee, Subsidiary specifically excludes “***”.

“Technical Information”	means and includes all inventions, processes, engineering and manufacturing skills and other technical information necessary for Licensee to develop and manufacture the LEP Devices, whether patented or patentable or not which are (1) recorded by CDT in writing or

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in electronic format and (2) are presently owned by and generally known to CDT as at the date hereof, including, without limitation:

Technical and engineering data, calculations and information;

Design data, calculations and information;

Specifications, drawings, sketches, photographs;

Details of layout of the works, including details and specification of machinery;

All other forms of recorded information, technique and design in making of jigs, tools, dies, patterns and moulds, as set forth in Schedule 2 ;

“Transferred”	means sold, rented, leased or otherwise disposed of (“Transfer” shall be construed accordingly);

“Year”	means the twelve (12) months ending on 31 December of each calendar year. The first Year of this Agreement shall be for a period commencing as of the Effective Date and ending on 31 December 2006. (“Yearly” shall be construed accordingly).

1.2	Also in this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)	a reference to clauses and schedules is to clauses of and schedules to this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(d)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement.

2	Grant of License and Technical Support

2.1	CDT grants to the Licensee, and the Licensee accepts, a non-exclusive, non-tranferable and worldwide license under the Licensed Patents upon and subject to the provisions of this Agreement:

(a)	to make or manufacture LEP Devices (but not LEP);

(b)	to incorporate the LEP Devices into Finished Products;

(c)	to design, develop, use, sell, offer for sale, distribute, import, export, Transfer and otherwise deal in the LEP Devices and Finished Products in any and all countries of the world; and

(d)	to have LEP Devices (but not LEP) made or manufactured for the Licensee, in whole or in part by a sub-contractor, provided that the Licensee:

(i)	notify CDT in writing of the identity of such sub-contractor;

(ii)	“***”

(iii)	obtain from such sub-contractor a binding written undertaking in favour of CDT obliging the sub-contractor :

•	not to use the Licensed Patents for any purpose other than sub-contract manufacturing LEP Devices for the Licensee under this Agreement;

•	not to further sub-contract and/or sub-license the manufacture of LEP Devices;

•	to agree to adhere to and strictly observe the terms of this Agreement as if it were a party to this Agreement;

•	to keep confidential the Licensed Patents and all information and/or any material disclosed by the Licensee to the sub-contractor in connection with the manufacture of LEP Devices; and

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•	to permit CDT to inspect its records and books of account in terms equivalent to those set forth in clause 6 below.

(iv)	be responsible for all acts or omissions of the sub-contractor as if such acts or omissions were its own.

For the avoidance of doubt, the assembly of a Display Module using a panel manufactured by the Licensee or its sub contractor and other necessary components shall not of itself comprise subcontracting for the purposes of this clause.

2.2	CDT grants to the Licensee, and the Licensee accepts, a non-exclusive, non-tranferable, royalty-free, and worldwide license under the Licensed Patents to make, have made, design, develop, use, sell, offer for sale, distribute, import, export, Transfer and otherwise deal in Service Parts and to incorporate such Service Parts into Finished Products in any and all countries of the world during the Term of this Agreement and for a period of “***”. The terms of this clause 2.2 shall survive termination of this Agreement.

2.3	If the Licensee wishes to extend the definition of LEP Device to include displays with no restriction “***”, CDT will enter into good faith discussions in relation to such extension provided always that the additional initial fee in such event shall not exceed US$ “***” U.S. Dollars) and the royalty rate shall be no less favourable than that applicable to other Comparable Licences. In addition if the Licensee wishes to extend the scope of the license to devices other than LEP Device, CDT will enter into good faith discussions to such extension provided that if such scope is an imaging application or a lighting application, “***”.

2.4	Within ninety (90) days after the Effective Date, CDT shall furnish to Licensee the Technical Information listed in Phase I of Schedule 2. In addition, CDT shall render to Licensee the training services as set out below and described in Phase II of Schedule 2, without charge to Licensee, in order to assist the Licensee more effectively to implement the Technical Information, The provision of such training services shall be on the following conditions :

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(a)	“***”

(b)	“***”

(c)	“***”

(d)	“***”

2.5	CDT shall:

(a)	provide reasonable assistance to Licensee in obtaining access to any third party Intellectual Property that is necessary to practise the Licensed Patents and Technical Information. CDT shall not be obliged to make any payments to any party in discharge of its obligation under this clause

(b)	Upon reasonable request in writing from Licensee, and from time to time notify Licensee of any third party Intellectual Property that CDT reasonably believes is necessary to practise the Licensed Patents and Technical Information and of which the Vice President of Legal & Intellectual Property is aware, but without any warranty that such information is accurate or complete.

3	Financial Provisions

3.1	In consideration of the rights and licenses granted to the Licensee and the technical support provided by CDT under this Agreement, the Licensee hereby agrees to pay to CDT, except as provided in this clause, as follows:

(a)	to CLL, the first instalment of the Initial Fee”***” within thirty (30) days of the full execution of this Agreement; the second instalment of the Initial Fee “***” on1 April, 2007 and the third instalment of the Initial Fee “***” on 1 December, 2008 provided in each case that CDT has provided the Licensee with a valid invoice in respect of such payments. If on the dates specified in this clause 3.1 (a), the Licensee shall not have received notification from the Japanese tax authorities that the necessary documents provided by CDT are acceptable to the tax authorities, the dates for payment shall be extended for the period expiring 10 days after such notification has been received by the tax authorities PROVIDED ALWAYS that payment shall never be delayed for more than 90 days from the payment dates specified above.

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(b)	to CDT, royalties at the Relevant Rates in respect of the Net Sales Value of all Display Modules Transferred by or for the Licensee pursuant to the terms of this Agreement.

A worked example of the operation of the Relevant Rate and the Reduced Royalty Year is shown in Schedule 3.

3.2	For the purposes of this Agreement and subject to clause 3.3, the “Net Sales Value” of any Display Module means:

(a)	where sales are made of Display Module, the price charged under those sales, calculated as the actual price invoiced to the customer less:

(i)	any turnover tax, value added tax or other sales tax; and

(ii)	any packaging, packing, freight, warehousing, carriage and insurance charges;

to the extent that any of the same are included in the invoice price, and after deduction of any allowances for lost or damaged merchandise or returns, and any discounts or rebates granted to the customer on account of the quantity purchased or promptness of payment;

(b)	where any given Display Module is incorporated into any Finished Product and a Display Module of the same specification as that incorporated into the said Finished Product has also been sold in quantities sufficient to be termed Qualifying Sales during the same Half Year, the Net Sales Value of such Display Module means the price charged (on a per unit basis) for the relevant Display Module (calculated in accordance with paragraph (a) above);

(c)	where any given Display Module is incorporated into any Finished Product and that a Display Module of the same specification as that incorporated into the said Finished Product has not been sold at any time during the same Half Year has been sold, but not in quantities sufficient to be termed Qualifying Sales, the Net Sales Value of such Display Module means the price charged (on a per unit basis) for the Display Module (calculated in accordance with paragraph (a) above) which CDT and the Licensee agree is comparable. The parties shall provide necessary information to each other for the purposes of determining the Net Sales Value of a comparable Display Module and shall use best efforts to agree on the Net Sales Value of the comparable Display Module.

Where any Display Module or Finished Product is sold or otherwise disposed of other than on arm’s length terms, then for the purposes of clause 3.2 the price concerned shall be adjusted to the price that which would have been charged on the first subsequent arm’s length sale calculated (in either case) in accordance with clause 3.2(a) or (b) above. This shall include where the price of any Display Module or Finished Product is adjusted for any customer or associate company in exchange for commitments from that customer or associate company to purchase any other goods or services from the Licensee.

3.3	A Transfer will be deemed to have occurred, and payments due hereunder for such sale shall accrue, when invoiced or shipped to a third party, whichever occurs first.

3.4	The royalties payable pursuant to clause 3.1(b) shall be paid within thirty (30) days after each Half Year during the period of this Agreement or within ten (10) days after receiving notification from the Japanese tax authorities that the necessary documents provided by CDT are acceptable to the tax authorities, whichever shall be later PROVIDED ALWAYS that payment shall never be delayed for more than 90 days from the end of the relevant Half Year for which payment is due. The Licensee shall submit to CDT a written report in such detail as CDT reasonably requires showing:

(a)	the quantity of all Display Modules and Finished Products Transferred by the Licensee during that Half Year in respect of which royalties are payable to CDT;

(b)	the Net Sales Value of such Display Modules;

(c)	the amount of the royalties payable pursuant to clause 3.1 in respect thereof; and

(d)	the Licensee’s separate calculation of the Net Sales Value of Display Modules which have been sold otherwise than on arm’s length terms.

In each Quarter where a Half Yearly report is not due pursuant to clause 3.4, the Licensee agrees to provide an estimate of the figures required by clauses 3.4(a) to (d) inclusive, within thirty (30) days of the end such Quarter.

No more than a single royalty payment shall be due on any Display Module. No royalty shall be due for any Service Parts made, manufactured, sold, offered for sale, or used by or on behalf of the Licensee pursuant to the license granted under clause 2.2. All royalties or other sums payable under this Agreement shall be paid in U.S. Dollars, and where the underlying price in respect of which any royalty is so payable is stated in a currency other than U.S. Dollars, it shall be converted into U.S. Dollars by reference to the average of the relevant daily buying and selling rates of CitiBank, New York for the currency in question over the Half Year in question.

3.5	All sums payable pursuant to this Agreement are exclusive of any value added tax or other applicable sales taxes which may be chargeable in relation to such supplies.

All sums payable pursuant to this Agreement shall be paid without any deductions for or on account of tax unless such deduction is required by law. In circumstances where such deduction is required by law the Licensee shall co-operate with CDT in completing any procedural formalities necessary for the Licensee to obtain authorisation to make such payment with the minimum tax deduction permissible pursuant to the terms of an applicable double tax treaty. The Licensee acknowledges that United Kingdom Value Added Tax will be payable on the value of any training services which are physically delivered in the United Kingdom pursuant to clause 2.4. CDT will provide reasonable assistance to the Licensee to reclaim from the United Kingdom tax authorities any Value Added Tax on training which is paid by the Licensee.

3.6	If the Licensee makes any default in payment of the royalties and other sums due hereunder the amount due shall bear interest, both before and after any judgement, at the rate of 1 per centum (1%) above LIBOR from time to time from that date or the last day of that period (as relevant) until payment of that amount is made to CDT.

3.7	If any question or matter arises under clause 3 as to the calculation or determination of Net Sales Value insofar as it depends on the price or “arm’s length price” of any Display Modules, either party may refer the matter to an agreed independent major international firm of chartered accountants for determination and such firm shall act as expert.

The parties shall use all reasonable endeavours to enable the expert to decide the matter as soon as reasonably practicable and in any event within three (3) months of their appointment.

The costs of such appointment shall be borne by the parties in equal shares. The parties shall make available to the expert all such information and documents as he reasonably requires for the purpose of making his determination. The determination of the expert shall be final and binding on both parties.

3.8	Subject to Clause 3.9, in the event that the royalties payable for a Year are less than the Minimum Royalty, the Licensee shall pay to CDT the Minimum Royalty within sixty (60) days of the end of each Year.

3.9	“***”

3.10	“***”

3.11	CDT agrees to permit legal counsel appointed by the Licensee, to have access during ordinary business hours “***”, and other related documents as may be necessary, to determine, the correctness of any report or payment made under this Agreement.

3.12	Nothing in this clause shall oblige CDT to breach obligations of confidentiality owed to third parties or to seek waivers of such obligations and where CDT is so prevented from disclosing information or documents confidential to third parties, such information and documentation shall be reviewed solely by legal counsel appointed as set out above to act on behalf of Licensee. Such legal counsel shall execute a confidentiality agreement which is reasonably satisfactory to all parties prior to active participation in the review which shall amongst other matters require the legal counsel to confine his communications to Licensee concerning the contents of the confidential information solely to a statement as to whether or not the licence under review is “***” (without giving reasons);

4	Intellectual Property and Proceedings

4.1	The Licensee shall promptly inform CDT:

(a)	of any claim made or threatened against the Licensee by any third party that the exercise by the Licensee of any rights granted under this Agreement constitutes an infringement of any Intellectual Property or other rights of any other person; or

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(b)	of any actual, threatened or suspected infringement of any Licensed Patent.

4.2	CDT shall be under no obligation to enforce any Licensed Patents and any such enforcement shall be within CDT’s sole and absolute discretion.

4.3	Upon the Licensee’s request, CDT shall record the license(s) granted pursuant to this Agreement with any and all patent offices wherefrom any of the Licensed Patents issued. The Licensee shall use reasonable efforts to assist CDT in recording such license(s).

5	Release and Warranties

5.1	CDT (on behalf of itself and its predecessors, successors, assigns, directors, employees, and officers) hereby fully, finally, irrevocably, unconditionally, and forever releases, acquits, and discharges the Licensee and its Subsidiaries, distributors and customers (direct or indirect), including end users, from any claim, cause of action, responsibility, liability, charge, damage, and claim (known or unknown) relating to or in connection with the Licensed Patents and/or the Licensed Products.

5.2	CDT represents, warrants, and covenants that:

(a)	it is the owner of the entire right, title and interest in and to the Licensed Patents and is duly authorized and entitled to grant the License and rights set forth in this Agreement without the approval, consultation, or involvement in any manner of any person or entity;

(b)	as of the Effective Date, there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, of or on inconsistent wit this Agreement;

(c)	no “Event of Default” has occurred, as that term is defined in CDT’s Reimbursement Agreement with IPIFS Guarantee Corp.; and

(d)	any conditional assignments of the Licensed Patents to IPIFS Guarantee Corp. have been validly and effectively cancelled and/or terminated and are of no force or effect.

5.3	The Licensee represents and warrants that it has the right to enter into this Agreement with CDT;

6	Accounts

6.1	The Licensee shall keep true and detailed accounts and records sufficient to show all information required for the calculation of all royalties and other sums due and payable under this Agreement for five (5) years after the end of the particular period for which the record was made.

6.2	CDT shall be entitled until two (2) years after the due date of the last royalty statement under this Agreement to have audited, subject to the conditions hereunder, such records during normal business hours by an independent certified public accountant selected by CDT and acceptable to the Licensee for the sole purpose of verifying the royalty accrued as herein provided. The Licensee may, at its option, require such independent certified public accountant to enter into a non-disclosure agreement prior to any disclosure hereunder.

6.3	Audits under clause 6.2 shall be carried out at CDT’s expense. However, if the audit proves that the Licensee’s accounting of royalties was deficient by more than 5% (five percent) of the amount actually due, the cost of such audit shall be borne by the Licensee.

6.4	The provisions of this clause shall remain in full force and effect and survive termination of this Agreement.

7	Duration and Termination

7.1	The provisions of this Agreement and the licenses granted hereunder, having come into force on the date of full execution by the parties, shall (subject to the following provisions of this clause) continue in force until the last of the Licensed Patents has expired and/or ceased to be in force, unless earlier terminated in accordance with the provisions of this Agreement (the “Term “).

7.2	Termination by CDT. CDT may terminate this Agreement upon thirty (30) days written notice to the Licensee if:

(a)	any royalties or other sums payable to CDT hereunder are in arrears for over 120 (one hundred twenty) days;

(b)	the Licensee fails to pay the Initial Fee;

(c)	the Licensee, without prior written notice to CDT, sells, assigns or otherwise parts with that part of its business relating to the exploitation of the Licensed Patents;

(d)	control (as defined for the purposes of Section 416, Income and Corporation Taxes Act 1988) (“Control”) of the Licensee, without prior written notice to CDT, is transferred to any person or persons other than the person or persons in control of the Licensee as of the date of this Agreement, other than pursuant to clause 12.2;

(e)	the Licensee does or causes or permits to be done any act which contests or challenges the validity or scope of any of the Licensed Patents, or the ownership by CDT thereof, provided, however, that termination by CDT pursuant to this subsection (e) shall only be with respect to the contested or challenged Licensed Patent(s), and shall not affect in any way the continuation of this Agreement with respect to any remaining Licensed Patents.

7.3	Termination by the Licensee. The Licensee may terminate this Agreement at any time, without cause, upon twelve (12) month written notice to CDT. In such event, the Licensee shall not pay to CDT the Minimum Royalty for the Year of termination. All instalment payments pursuant to clause 3.1 shall continue to be paid notwithstanding termination pursuant to this clause 7.3. Any Minimum Royalty due within the period of twelve (12) months following the service of any notice pursuant to this clause shall not be payable by the Licensee.

7.4	Either party may forthwith terminate this Agreement upon thirty (30) days written notice to the other if:

(a)	the other party has committed any breach of any of its obligations under this Agreement (other than as a result of the circumstances set forth in clause 11) and (in the case of a breach which is capable of remedy) has failed to remedy the same within the period of thirty (30) days after receipt of written notice giving full particulars of the breach and requiring it to be remedied; or

(b)	an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of the other party;

(c)	the other party becomes subject to an administrative order or makes any voluntary arrangement with its creditors (within the meaning of the Insolvency Act 1986) or anything analogous to the foregoing under the law of any other jurisdiction occurs in relation to that other party;

(d)	the other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

or any analogous event to the foregoing under the law of any jurisdiction occurs in relation to the other party.

7.5	For the purposes of clause 7.4(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

7.6	For the avoidance of doubt, the rights to terminate this Agreement given by this clause 7 shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

8	Effects of Termination

8.1	Subject to the terms of this Agreement, in the event of a termination of this Agreement :

(a)	the Licensee shall cease to use, either directly or indirectly, the Licensed Patents (unless and to the extent expired);

(b)	the Licensee shall consent to the cancellation of any formal license granted to it, or of any recordal of it in any register, in relation to any of the Licensed Patents;

(c)	subject to the provisions of this clause and clause 7.3, and except with respect to any accrued rights, neither party shall be under any further obligation to the other, including without limitation the Licensee’s obligation to pay any royalty or other amount to CDT;

(d)	the provisions of clauses 7 and 10 shall continue in full force and effect in accordance with their terms, notwithstanding termination of this Agreement for any reason; and

(e)	all obligations of either party under this Agreement which are expressly or by implication intended to survive termination shall continue in full force and effect thereafter.

9	Confidentiality

9.1	Neither party shall, at any time during the Term or within three (3) years from the date of any termination of this Agreement, disclose to any other person, or use for any purpose except as contemplated by this Agreement, either the terms of this Agreement or any information concerning this Agreement or which has been disclosed by either party to the other under or in connection with this Agreement, and each party shall use its best endeavours to keep that information confidential (whether it is marked as such or not), except as provided by clause 9.2.

9.2	The terms of this Agreement and any information which is disclosed by either party to the other under this Agreement may be:

(a)	confidentially disclosed by either party to:

(i)	any governmental or other authority or regulatory body; or

(ii)	any other person, to the extent required by law; or

(iii)	the Commission under the Securities Act and the Securities Exchange Act of 1934, (as amended, and the rules and regulations of the Commission promulgated thereunder), where such disclosures are reasonably considered advisable by law, subject in each case to the disclosing party first obtaining and providing the other party with written assurance and undertaking from the disclosing party, as nearly as practicable in the terms of this clause, to keep the information confidential to the extent permitted by law and to use it only for the purposes for which the disclosure is made;

(b)	confidentially disclosed by either party to:

(i)	any actual or potential legitimate sub-licensee, customer or supplier of that party, or any person carrying out research or development on its behalf; or

(ii)	any employee of that party or any other member of CDT’s Group or Licensee (as appropriate) or of any of the persons mentioned in sub-clause (b)(i) above,

to the extent necessary for the purposes of the manufacture and sale of, and any other dealings in, the LEP Devices or Finished Products, subject in each case to the disclosing party first obtaining and providing the other party with a copy of a written undertaking from the person in question, as nearly as practicable in the terms of this clause, to keep the information confidential and to use it only for the purposes for which the disclosure is made;

(c)	used by either party for any purpose, or disclosed by either party to any other person, to the extent only that any part of the information in question is at the date of this Agreement or at any time after that date through no fault of that party becomes public knowledge, provided that in doing so that party does not disclose any part of the information in question which is not public knowledge;

(d)	disclosed (i) by CDT to the employees, agents, attorneys, or consultants of CDT, or (ii) by the Licensee to the employees, agents, attorneys, or consultants of the Licensee, in either case for the purposes of exercising, performing, or enforcing a party’s rights and obligations under this Agreement or for the purpose of understanding actual or potential rights and obligations under this Agreement or as part of the due diligence review of the party or Group.

10	“***”

10.1	“***”

10.2	This Agreement and the License shall survive any change of Control of CDT. Any successor or purchaser of CDT shall assume in writing all rights and obligations under this Agreement.

10.3	All rights and licenses granted by CDT to the Licensee are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. The parties hereto agree that the Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties hereto further agree that, in the event that any proceeding shall be instituted by or against CDT seeking to adjudicate it as

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bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions (each a “Proceeding”), the Licensee shall have the right to retain and enforce its rights under this Agreement

10.4	CDT will give MEI thirty (30) days prior written notice of the execution of any conditional assignment of any of its Licensed Patents.

11	Force Majeure

11.1	Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any cause beyond its reasonable control including but not limited to any strike, lockout or other form of industrial action (an “Event of Force Majeure”).

11.2	The party affected by the Event of Force Majeure shall immediately give the other party written notification of the nature and extent of the Event of Force Majeure and the parties shall enter into bona fide discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable.

12	Nature of Agreement

12.1	Either party shall be entitled to perform any of the obligations undertaken by it and to exercise any rights granted to it under this Agreement through any member of its Group, provided that any act or omission of any such member of either party’s Group shall, for all the purposes of this Agreement, be deemed to be the act or omission of such party.

12.2	Either party may transfer all or any part of both the benefit and burden of this Agreement by way of assignment or novation to any Affiliate.

12.3	The license shall survive any change of control of CDT. Any successor or purchaser of CDT shall assume in writing all obligations under the license

12.4	Neither this Agreement nor any of the rights and powers created herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party, except that either party may transfer both the benefit and burden of this Agreement by way of a novation to any purchaser or other successor in title (whether by way of a flotation, initial public offering, reorganisation, amalgamation or otherwise) of all or substantially all of its business.

12.5	Prior to any assignment of the Licensed Patents (whether by sale, transfer, change of control, or otherwise), CDT shall (a) inform the Licensee of the contemplated assignment, including the identity of the intended assignee, and (b) inform the potential assignee(s) of the existence of the license agreement in a signed writing copied to the Licensee. All license rights and covenants contained herein shall run with the Licensed Patents and shall be binding on any successors in interest or assigns thereof. Any rights in the Licensed Patents granted to any third party after the date of this Agreement, whether by sale, license, assignment, or other instrument, shall be subject to the rights granted to the Licensee.

12.6	Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties to this Agreement.

12.7	Each party to this Agreement warrants to the other that:

(a)	it has the authority to enter into this Agreement; and

(b)	the execution of, and the performance of its obligations under, this Agreement require no governmental or other approvals or, if required, such approvals have been obtained.

12.8	Neither party shall be liable to the other party for any indirect or consequential losses, damages, costs or expenses incurred by reason of any duty at common law or under any statute, or any representation (other than fraudulent misrepresentation), or any term hereof, whether express or implied by statute, collaterally or otherwise, nor for any loss of profit, business, goodwill, anticipated savings or contracts, however the same may arise and whether occasioned by the negligence, breach of contract or otherwise of the other party, its servants or agents or otherwise, which arises out of or in connection with this Agreement or its use.

12.9	The Licensee hereby agrees to indemnify and keep indemnified CDT, its servants and agents from and against all actions, claims, costs and demands which may be brought or made against CDT and all losses, damages, costs and expenses of any kind suffered by CDT of whatever nature and howsoever arising whether in negligence or otherwise in connection with any LEP Device manufactured by or on behalf of the Licensee.

12.10	CDT and CLL hereby agrees to indemnify and keep indemnified the Licensee, its servants and agents from and against all actions, claims, costs and demands which may be brought or made against the Licensee and all losses, damages, costs and expenses of any kind suffered by the Licensee arising in negligence or resulting from any breach of this Agreement by CDT.

12.11	To the extent permitted by law, the maximum limit of either party’s liability under or in connection with this Agreement, whether in contract, tort, negligence, breach of statutory duty or otherwise shall be such sum as equals the greater of “***”.

12.12	The parties to this Agreement acknowledge that they have entered into this Agreement in reliance only upon the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, neither party shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.

13	Governing Law and Jurisdiction

13.1	This Agreement shall be governed by and construed in accordance with English law

13.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of England

13.3	All disputes arising in connection with this Agreement in the first instance be referred to “***”. The said representatives of the parties shall use best efforts to resolve such dispute to the mutual satisfaction of the parties. If the said representatives are unable to resolve the dispute amicably, the dispute shall be finally settled in accordance with clause 13.4.

13.4	Subject to clause 13.3, any disputes arising out of or in connection with this Agreement shall be referred to and determined by arbitration in London by a single arbitrator whose identity shall be agreed between the parties or, in default of such agreement, shall be appointed by the President of the Law

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Society, such arbitration to be in accordance with and subject to the provisions of the Arbitration Act 1996 (and any later enactments thereof) or any statutory modification or re-enactment of it. The language of the arbitration shall be English. The decision of the arbitrator shall be final and binding upon the parties.

13.5	Unless expressly provided in this Agreement, no term of this Agreement is enforceable by any person who is not a party to it.

14	Notices

14.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery, or facsimile to the address of the party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time in accordance with this clause 14.1.

14.2	Except as referred to in sub-clause 14.3, a notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	ninety-six (96) hours after posting; or

(c)	two (2) hours after transmission if served by facsimile on a business day prior to 15:00 hours (local time) or in any other case at 10:00 hours (local time) on the business day after the date of despatch.

14.3	If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, two (2) hours after the opening of business on the next business day of that country.

14.4	The deemed service provisions set out in sub-clause 14.2 do not apply to:

(a)	a notice served by post, if it is returned to the sender as undelivered or if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within ninety-six (96) hours after posting; and

(b)	a notice served by facsimile, if, before the time at which the notice would otherwise be deemed to have been served, the receiving party informs the sending party that the notice has been received in a form which is unclear in any material respect, and, if it informs the sending party by telephone, it also despatches a confirmatory facsimile as to this fact within two (2) hours of receipt (as contemplated by clause 14.2(c)).

14.5	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted; or

(c)	in the case of facsimile, that it was properly addressed and despatched to the number of the party.

14.6	A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

15	Further assurance

After this Agreement has been signed by both parties, each party shall execute such documents and take such steps as the other party may reasonably require to fulfil the provisions of and to give to each party the full benefit of this Agreement.

16	Waiver

16.1	The rights, powers and remedies conferred on any party by this Agreement and remedies available to any party to this Agreement are cumulative and are additional to any right, power or remedy which it may have under general law, this Agreement or otherwise.

16.2	Any party to this Agreement may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

16.3	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party to this Agreement shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

17	Exclusion of Certain Warranties

17.1	Subject to the provisions of clauses 5 and 12.5, CDT does not give and nothing contained in this Agreement shall be construed as:

(a)	a warranty or representation as to the validity or scope of any of the Licensed Patents ;

(b)	a warranty or representation that any patent applications licensed hereunder will proceed to grant;

(c)	a warranty or representation as to the volume, quality or performance of LEP Devices which may be manufactured through the use of the Licensed Patents;

(d)	a warranty or representation that the Licensed Patents and/or LEP Devices can be freely exploited by the Licensee and that any manufacture, sale, use, marketing or other disposition of LEP Devices as contemplated hereunder will be free from infringement of any Intellectual Property of third parties;

(e)	conferring by implication, estoppel or otherwise, upon the Licensee any license or other right under any Patent or other Intellectual Property except for the licenses and rights expressly granted hereunder; or

(f)	a representation or warranty as to the efficacy or usefulness of the Licensed Patents or that they will produce LEP Devices of satisfactory quality or fit for the purpose for which the intended.

18	Severance

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

19	Announcements

Either party shall not make any announcement without other party’s prior written consent. The text of such announcement shall be agreed by the parties and it shall not be made public until such agreement is reached. For the avoidance of doubt and notwithstanding the foregoing, this clause 19 shall not apply to the extent the announcement is required or reasonably considered advisable in connection with reports filed with governmental authorities in Japan and the US Commission under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder. Where such announcement is reasonably required, the parties will request confidential treatment to the extent permissible.

20	Non-Solicitation

The Licensee may not at any time during this Agreement or for a period of twelve (12) months from the expiry or termination of this Agreement engage, employ or utilise in any capacity, the services of or introduce to another employer either temporarily or permanently, directly or indirectly any person employed by CDT or any member of CDT’s Group . If the Licensee breaches this clause, it shall pay to CDT a sum equivalent to the new annual starting salary and benefits of the person concerned, and CDT shall not be entitled to, and hereby expressly waives, any further recovery, including injunctive relief, monetary damages, or other relief, for such breach.

21	Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement and it may not be amended and/or modified except by an instrument in writing signed by the duly authorised representatives of the parties.

This Agreement has been fully executed on the date appearing at the head of page 1.

Signed by	)
for and on behalf of	)	/s/ David Fyfe
Cambridge Display Technology	)
Limited	)
in the presence of:	)

Signature of witness:	/s/ Dawn Savidge

Name: Dawn Savidge,

Address: One Independent Drive, stc 115, Jackonsville, FL 32202

Occupation : Administrative Assistant

Signed by	)
for and on behalf of	)	/s/ Stephen Chandler
CDT Licensing Limited	)
in the presence of:	)

Signature of witness:	/s/ Jessica Smith

Name: Jessica Smith

Address: 6 Rae’s Yard, Bury St. Edmunds, IP33 3EY

Occupation: Executive Assistant

Signed by	)
for and on behalf of	)	/s/ Susumu Koike
Matsushita Electric Industrial Co., Ltd	)
in the presence of:	)

Signature of witness:	/s/ Takeshi Uenoyama

Name: Takeshi Uenoyama

Address: 4-1-1-601 Kusauchi Hanshowari, Kyotanabe, Kyoto 6100311 Japan

Occupation: Director

Schedule 1

The Patents

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Schedule 2

Technical Information

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Schedule 3

Worked Example of the operation of the Reduced Royalty Rate

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